Exhibit 99.4

FORBES ENERGY SERVICES LTD.

COMPENSATION COMMITTEE CHARTER

Effective August 12, 2011

Composition

There shall be a committee of the Board of Directors (the “Board”) of Forbes Energy Services Ltd. (the “Company”) to be known as the Compensation Committee (the “Committee”), which shall be comprised solely of directors appointed by the Board at the annual meeting of the Board held in conjunction with the annual members meeting or at any other meeting of the Board. The Committee’s chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

Each member of the Committee shall (i) meet the independence requirements of the NASDAQ Stock Exchange and Multilateral Instrument 52-110, (ii) qualify as a “Non-employee Director” for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) (or any successor or replacement provisions) of the Internal Revenue Code of 1986, as amended. If any member of the Committee ceases to meet the requirements discussed above, such member will not be able to serve as a member of the Committee for such time as they fail to meet such requirements, and will resign or be suspended or removed from the Committee by the Board. Once appointed by the Board, members of the Committee shall, except for any period of suspension, hold office until their successors are duly elected and qualified or until their earlier resignation, removal or death.

Statement of Policy

Consistent with the duties set forth below, the Committee shall assist the Board by addressing all forms of compensation of the Company’s executive officers, administering the Company’s incentive compensation plan and other benefits plans, including a deferred compensation plan, if applicable, and producing any required report on executive compensation for use in the Company’s proxy statement or other public disclosure.

Authority

In assisting the Board in discharging its oversight role, the Committee shall have sole authority to retain and terminate a compensation consultant, including sole authority to approve the fees and other retention terms with respect to such consultant. The Committee will provide advance notice to the Board of its intention to engage any compensation consultant. The Committee may not form or delegate authority to subcommittees without the prior approval of the Board. Nothing in this Charter is intended to limit the ability of members of management, other members of the Board, advisory directors, consultants, outside counsel, accountants or other advisors to participate in portions of the Committee meetings so long as, in each instance, the Committee is afforded the opportunity to deliberate and vote in executive session.

Meetings

The Committee shall meet at least once annually, and as many additional times as the Committee shall deem necessary or appropriate. The chairperson of the Committee will preside at each meeting of the Committee and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. As necessary or desirable, the chairperson of the Committee may request that members of management, members of the Board, advisory directors, consultants, outside counsel, accountants or other advisors be present at meetings of the Committee.

Minutes and Reporting

The Committee shall designate a secretary, who shall prepare or cause to be prepared the minutes of each meeting and cause such minutes, as approved by the Committee, to be filed with the corporate records of the Company. The secretary shall send, or cause to be sent, copies of such minutes to each of the members of the Committee and to each of the members of the Board who are not members of the Committee. Best efforts will be used to circulate the minutes to the Board prior to the Committee making its report to the Board. Reports to the Board shall be made by the Committee on the basis that is determined by the Committee.

Duties

In addition to specific assignments that the Board may direct the Committee to carry out from time to time, the Committee shall be charged with, and have the power and authority of the Board, to perform the following duties and to fulfill the following responsibilities:

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periodically assess compensation of executive officers in relation to companies of comparable size, industry and complexity, taking the performance of the Company and such other companies into consideration;

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review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on this evaluation;

•	make recommendation to the Board regarding the compensation of the executive officers of the Company other than the Chief Executive Officer;

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oversee the administration of the Company’s incentive compensation plan, other benefits plans (including a deferred compensation plan, if applicable) and perquisites, including retirement and termination benefits;

•	in consultation with Chief Executive Officer, review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board;

•	annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval;

•	at least annually conduct a self-evaluation to assess the effectiveness of the Committee;

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subject to Board direction or approval, perform any other activities consistent with this Charter, the Company’s Certificate of Formation and Bylaws, and governing laws as the Committee or the Board deem appropriate;

•	report to the Board on Committee activities and decisions;

•	review and approve the executive compensation disclosure required by applicable law; and

•	prepare a report as required by the rules of the Securities and Exchange Commission for inclusion in the Company’s annual proxy statement or annual report.

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